As filed with the Securities and Exchange Commission on May 9, 2008
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Inverness Medical Innovations, Inc.
(Exact name of registrant as specified in its charter)

Delaware	51 Sawyer Road, Suite 200	04-3565120
(State or other jurisdiction of	Waltham, Massachusetts 02453	(I.R.S. Employer
incorporation or organization)	(781) 647-3900	Identification No.)
(Address of Registrant’s Principal
Executive Offices)
Matria Healthcare, Inc. Long-Term Stock Incentive Plan
Matria Healthcare, Inc. 2002 Stock Incentive Plan
Matria Healthcare, Inc. 2001 Stock Incentive Plan
Matria Healthcare, Inc. 2000 Stock Incentive Plan
Matria Healthcare, Inc. 1997 Stock Incentive Plan
Matria Healthcare, Inc. 1996 Stock Incentive Plan
Matria Healthcare, Inc. 2005 Directors’ Non-Qualified Stock Option Plan
Matria Healthcare, Inc. 2000 Directors’ Non-Qualified Stock Option Plan
Matria Healthcare, Inc. 1996 Directors’ Non-Qualified Stock Option Plan
MarketRing.Com, Inc. 1999 Stock Option and Stock Appreciation Rights Plan
(Full titles of the plans)

Ron Zwanziger
Chairman, Chief Executive Officer and President
Inverness Medical Innovations, Inc.
51 Sawyer Road, Suite 200
Waltham, Massachusetts 02453
(781) 647-3900
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

With a copy to:
Jay McNamara, Esq.
Senior Counsel, Corporate & Finance
Inverness Medical Innovations, Inc.
51 Sawyer Road, Suite 200
Waltham, Massachusetts 02453
(781) 647-3900

     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

			Proposed
			maximum		Proposed maximum		Amount of
	Amount to be		offering price		aggregate offering		registration
Title of securities to be registered	registered		per share		price		fee
Common Stock, $0.001 par value per share	613,936	(1)	$32.93	(2)	$20,216,912.48	(2)	$794.52	(2)
Common Stock, $0.001 par value per share	145,982	(3)	$32.93	(2)	$4,807,187.26	(2)	$188.92	(2)
Common Stock, $0.001 par value per share	199,277	(4)	$32.93	(2)	$6,562,191.61	(2)	$257.89	(2)
Common Stock, $0.001 par value per share	270,138	(5)	$32.93	(2)	$8,895,644.34	(2)	$349.60	(2)
Common Stock, $0.001 par value per share	108,392	(6)	$32.93	(2)	$3,569,348.56	(2)	$140.28	(2)
Common Stock, $0.001 par value per share	31,473	(7)	$32.93	(2)	$1,036,405.89	(2)	$40.73	(2)
Common Stock, $0.001 par value per share	65,359	(8)	$32.93	(2)	$2,152,271.87	(2)	$84.58	(2)
Common Stock, $0.001 par value per share	41,144	(9)	$32.93	(2)	$1,354,871.92	(2)	$53.25	(2)
Common Stock, $0.001 par value per share	14,357	(10)	$32.93	(2)	$472,776.01	(2)	$18.58	(2)
Common Stock, $0.001 par value per share	761	(11)	$32.93	(2)	$25,059.73	(2)	$0.98	(2)

(1)	Represents shares of Inverness Medical Innovations, Inc. common stock issuable upon exercise of outstanding stock options granted pursuant to the Matria Healthcare, Inc. Long-Term Stock Incentive Plan.

(2)	Calculated pursuant to Rule 457(h) under the Securities Act of 1933, as amended, solely for the purposes of determining the amount of the registration fee.

(3)	Represents shares of Inverness Medical Innovations, Inc. common stock issuable upon exercise of outstanding stock options granted pursuant to the Matria Healthcare, Inc. 2002 Stock Incentive Plan.

(4)	Represents shares of Inverness Medical Innovations, Inc. common stock issuable upon exercise of outstanding stock options granted pursuant to the Matria Healthcare, Inc. 2001 Stock Incentive Plan.

(5)	Represents shares of Inverness Medical Innovations, Inc. common stock issuable upon exercise of outstanding stock options granted pursuant to the Matria Healthcare, Inc. 2000 Stock Incentive Plan.

(6)	Represents shares of Inverness Medical Innovations, Inc. common stock issuable upon exercise of outstanding stock options granted pursuant to the Matria Healthcare, Inc. 1997 Stock Incentive Plan.

(7)	Represents shares of Inverness Medical Innovations, Inc. common stock issuable upon exercise of outstanding stock options granted pursuant to the Matria Healthcare, Inc. 1996 Stock Incentive Plan.

(8)	Represents shares of Inverness Medical Innovations, Inc. common stock issuable upon exercise of outstanding stock options granted pursuant to the Matria Healthcare, Inc. 2005 Directors Non-Qualified Stock Option Plan.

(9)	Represents shares of Inverness Medical Innovations, Inc. common stock issuable upon exercise of outstanding stock options granted pursuant to the Matria Healthcare, Inc. 2000 Directors Non-Qualified Stock Option Plan.

(10)	Represents shares of Inverness Medical Innovations, Inc. common stock issuable upon exercise of outstanding stock options granted pursuant to the Matria Healthcare, Inc. 1996 Directors Non-Qualified Stock Option Plan.

(11)	Represents shares of Inverness Medical Innovations, Inc. common stock issuable upon exercise of outstanding stock options granted pursuant to the MarketRing.Com, Inc. 1999 Stock Option and Stock Appreciation Rights Plan.

 i

EXPLANATORY NOTE
     This registration statement registers securities to be issued upon the exercise of options that Inverness Medical Innovations, Inc. (the “Company”) assumed upon the closing of the merger of Milano MH Acquisition Corp., a wholly owned subsidiary of the Company, with and into Matria Healthcare, Inc.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
     The following documents filed with the Securities and Exchange Commission (SEC) are incorporated in this registration statement by reference:
•	The Company’s annual report on Form 10-K for the fiscal year ended December 31, 2007, filed with the SEC on February 29, 2008, as amended on Form 10-K/A on April 29, 2008;

•	The Company’s quarterly report on Form 10-Q for the quarterly period ended March 31, 2008, filed with the SEC on May 9, 2008.

•	The Company’s current report on Form 8-K dated June 26, 2007, filed with the SEC on July 2, 2007, as amended on July 20, 2007;

•	The Company’s current report on Form 8-K dated January 28, 2008, filed with the SEC on January 28, 2008;

•	The Company’s current report on Form 8-K dated January 28, 2008, filed with the SEC on January 28, 2008;

•	The Company’s current report on Form 8-K dated January 28, 2008, filed with the SEC on January 31, 2008;

•	The Company’s current report on Form 8-K dated January 28, 2008, filed with the SEC on January 28, 2008;

•	The Company’s current report on Form 8-K dated February 4, 2008, filed with the SEC on February 4, 2008;

•	The Company’s current report on Form 8-K dated February 14, 2008, filed with the SEC on February 14, 2008; as amended on March 25, 2008, as further amended on March 27, 2008 and as further amended on April 30, 2008;

•	The Company’s current report on Form 8-K dated February 20, 2008, filed with the SEC on February 20, 2008;

•	The Company’s current report on Form 8-K dated February 27, 2008, filed with the SEC on March 4, 2008;

•	The Company’s current report on Form 8-K dated April 24, 2008, filed with the SEC on April 24, 2008;

•	The Company’s current report on Form 8-K dated April 24, 2008, filed with the SEC on April 25, 2008;

•	The Company’s current report on Form 8-K dated May 2, 2008, filed with the SEC on May 2, 2008;

•	The Company’s current report on Form 8-K dated May 2, 2008, filed with the SEC on May 2, 2008; and

•	the description of the Company’s common stock contained in its Registration Statement on Form 8-A filed with the SEC on November 21, 2001, as amended, under Section 12 of the Securities Exchange Act of 1934, as amended, and any amendments or reports filed for the purpose of updating such description.
     In addition, all documents subsequently filed with the SEC by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment hereto which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, are deemed to be incorporated by reference into, and to be a part of, this registration statement.
Item 4. Description of Securities
     Not Applicable.
Item 5. Interest of Named Experts and Counsel
     The validity of the securities the Company is offering is being passed upon by Jay McNamara, Esq., Senior Counsel, Corporate & Finance, of the Company. Mr. McNamara owns an aggregate of approximately 2,762 shares of common stock of the Company, as well as options to purchase an additional 20,079 shares of common stock of the Company.
Item 6. Indemnification of Directors and Officers
     Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or is or was serving at the corporation’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of expenses, including attorneys’ fees but excluding judgments, fines and amounts paid in settlement, actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit. And with the further limitation that in these actions, no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of the person’s duties to the corporation, unless a court believes that in light of all the circumstances indemnification should apply.
     Article V of the Company’s by-laws provides that the Company shall, to the extent legally permitted, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was, or has agreed to become, a director or officer of the Company, or is or was serving, or has agreed to serve, at the request of the Company, as a director, officer, trustee, partner, employee or agent of, or in a similar capacity with, another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The indemnification provided for in Article V is expressly not exclusive of any other rights to which those seeking indemnification may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise, and shall inure to the benefit of the heirs, executors and administrators of such persons.

     Section 145(g) of the Delaware General Corporation Law and Article V of the Company by-laws provide that the Company shall have the power to purchase and maintain insurance on behalf of its officers, directors, employees and agents, against any liability asserted against and incurred by such persons in any such capacity.
     The Company has obtained insurance covering its directors and officers against losses and insuring the Company against certain of its obligations to indemnify its directors and officers.
     Section 102(b)(7) of the Delaware General Corporation Law provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provisions shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law regarding the unlawful payment of dividends, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.
     Pursuant to the Delaware General Corporation Law, Article VII of the Company’s certificate of incorporation eliminates a director’s personal liability for monetary damages to the Company and its stockholders for breach of fiduciary duty as a director, except in circumstances involving a breach of the director’s duty of loyalty to the Company or its stockholders, acts or omissions not in good faith, intentional misconduct, knowing violations of the law, self-dealing or the unlawful payment of dividends or repurchase of stock.
Item 7. Exemption from Registration Claimed
     Not Applicable.
Item 8. Exhibits

Exhibit
Number	Description

4.1
1996 Stock Incentive Plan (incorporated by reference to Appendix F-1 to the Joint Proxy Statement/Prospectus filed as a part of Matria Healthcare, Inc.’s Registration Statement No. 333-781 on Form S-4 filed on February 7, 1996).

4.2
1996 Directors’ Non-Qualified Stock Option Plan (incorporated by reference to Appendix F-11 to the Joint Proxy Statement/Prospectus filed as a part of Matria Healthcare, Inc.’s Registration Statement No. 333-781 on Form S-4 filed on February 7, 1996).

Exhibit
Number	Description

4.3	1997 Stock Incentive Plan (incorporated by reference to Exhibit A to Matria Healthcare, Inc.’s Definitive Proxy Statement filed with the SEC on April 16, 1998).

4.4	2000 Stock Incentive Plan (incorporated by reference to Exhibit A to Matria Healthcare, Inc.’s Definitive Proxy Statement filed with the SEC on April 14, 2000).

4.5	2000 Director’s Non-Qualified Stock Option Plan (incorporated by reference to Matria Healthcare, Inc.’s Definitive Proxy Statement filed with the SEC on April 14, 2000).

4.6
Amendment to the 1996 Directors’ Non-Qualified Stock Option Plan approved by Matria Healthcare, Inc.’s stockholders on May 24, 2001 (incorporated by reference to Exhibit 10.23 to Matria Healthcare, Inc.’s Form 10-K for the year ended December 31, 2000).

4.7
Amendment to the 2000 Directors’ Non-Qualified Stock Option Plan, approved by Matria Healthcare, Inc.’s stockholders on May 24, 2001 (incorporated by reference to Matria Healthcare, Inc.’s Definitive Proxy Statement filed with the SEC April 26, 2001).

4.8	2001 Stock Incentive Plan (incorporated by reference to Matria Healthcare, Inc.’s Definitive Proxy Statement filed with the SEC April 26, 2001).

4.9	2002 Stock Incentive Plan (incorporated by reference to Matria Healthcare, Inc.’s Registration Statement NO. 333-90944 on Form S-4 filed June 21, 2002).

4.10
MarketRing.com, Inc. 1999 Stock Option and Stock Appreciation Rights Plan, effective September 30, 1999, assumed by Matria Healthcare, Inc. (incorporated by reference to Exhibit 10.1 to Matria Healthcare, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002).

4.11
MarketRing.com, Inc. Amendment No. 1 to 1999 Stock Option and Stock Appreciation Rights Plan, dated July 14, 2000, assumed by Matria Healthcare, Inc. (incorporated by reference to Exhibit 10.2 to Matria Healthcare, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002).

4.12	Long-Term Stock Incentive Plan (incorporated by reference to Appendix A to Matria Healthcare, Inc.’s Definitive Proxy Statement filed with the SEC on April 30, 2007).

4.13	2005 Directors’ Non-Qualified Stock Option Plan (incorporated by reference to Appendix C to Matria Healthcare, Inc.’s Definitive Proxy Statement filed with the SEC on April 25, 2005).

Exhibit
Number	Description

*5.1	Opinion of Jay McNamara, Esq., Senior Counsel, Corporate & Finance, of the Company.

*23.1	Consent of BDO Seidman, LLP, Independent Registered Public Accounting Firm.

*23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

*23.3	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

*23.4	Consent of Colby & Company, PLC.

23.5	Consent of Jay McNamara, Esq., Senior Counsel, Corporate & Finance, of the Company (included in Exhibit 5.1).

24.1	Power of attorney (contained on the signature page to this registration statement).

*	Filed herewith.
Item 9. Undertakings
(a)	The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that Paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, The Commonwealth of Massachusetts, on May 9, 2008.

Inverness Medical Innovations, Inc.
By:	/s/ RON ZWANZIGER
Ron Zwanziger
Chairman, Chief Executive Officer and President

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Ron Zwanziger and David Teitel, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this registration statement, and any subsequent registration statement for the same offering which may be filed under Rule 462(b) under the Securities Act (a “Rule 462(b) registration statement”) and any and all pre- or post-effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing which they, or any of them, may deem necessary or advisable to be done in connection with this registration statement or any Rule 462(b) registration statement, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agent or any of them, or substitutes for any or all of them, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ RON ZWANZIGER Ron Zwanziger	Chief Executive Officer, President and Director (Principal Executive Officer)	May 9, 2008

/s/ DAVID TEITEL David Teitel	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 9, 2008

/s/ CAROL R. GOLDBERG	Director	May 9, 2008
Carol R. Goldberg

/s/ ROBERT KHEDERIAN	Director	May 9, 2008
Robert Khederian

/s/ JOHN F. LEVY	Director	May 9, 2008
John F. Levy

/s/ JERRY MCALEER, PH.D.	Director	May 9, 2008
Jerry McAleer, Ph.D.

Signature	Title	Date

/s/ DAVID SCOTT, PH.D.	Director	May 9, 2008
David Scott, Ph.D.

/s/ PETER TOWNSEND	Director	May 9, 2008
Peter Townsend

EXHIBIT INDEX

Exhibit
Number	Description

4.1
1996 Stock Incentive Plan (incorporated by reference to Appendix F-1 to the Joint Proxy Statement/Prospectus filed as a part of Matria Healthcare, Inc.’s Registration Statement No. 333-781 on Form S-4 filed on February 7, 1996).

4.2
1996 Directors’ Non-Qualified Stock Option Plan (incorporated by reference to Appendix F-11 to the Joint Proxy Statement/Prospectus filed as a part of Matria Healthcare, Inc.’s Registration Statement No. 333-781 on Form S-4 filed on February 7, 1996).

4.3	1997 Stock Incentive Plan (incorporated by reference to Exhibit A to Matria Healthcare, Inc.’s Definitive Proxy Statement filed with the SEC on April 16, 1998).

4.4	2000 Stock Incentive Plan (incorporated by reference to Exhibit A to Matria Healthcare, Inc.’s Definitive Proxy Statement filed with the SEC on April 14, 2000).

4.5	2000 Director’s Non-Qualified Stock Option Plan (incorporated by reference to Matria Healthcare, Inc.’s Definitive Proxy Statement filed with the SEC on April 14, 2000).

4.6
Amendment to the 1996 Directors’ Non-Qualified Stock Option Plan approved by Matria Healthcare, Inc.’s stockholders on May 24, 2001 (incorporated by reference to Exhibit 10.23 to Matria Healthcare, Inc.’s Form 10-K for the year ended December 31, 2000).

Exhibit
Number	Description

4.7
Amendment to the 2000 Directors’ Non-Qualified Stock Option Plan, approved by Matria Healthcare, Inc.’s stockholders on May 24, 2001 (incorporated by reference to Matria Healthcare, Inc.’s Definitive Proxy Statement filed with the SEC April 26, 2001).

4.8	2001 Stock Incentive Plan (incorporated by reference to Matria Healthcare, Inc.’s Definitive Proxy Statement filed with the SEC April 26, 2001).

4.9	2002 Stock Incentive Plan (incorporated by reference to Matria Healthcare, Inc.’s Registration Statement NO. 333-90944 on Form S-4 filed June 21, 2002).

4.10
MarketRing.com, Inc. 1999 Stock Option and Stock Appreciation Rights Plan, effective September 30, 1999, assumed by Matria Healthcare, Inc. (incorporated by reference to Exhibit 10.1 to Matria Healthcare, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002).

4.11
MarketRing.com, Inc. Amendment No. 1 to 1999 Stock Option and Stock Appreciation Rights Plan, dated July 14, 2000, assumed by Matria Healthcare, Inc. (incorporated by reference to Exhibit 10.2 to Matria Healthcare, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002).

4.12	Long-Term Stock Incentive Plan (incorporated by reference to Appendix A to Matria Healthcare, Inc.’s Definitive Proxy Statement filed with the SEC on April 30, 2007).

4.13	2005 Directors’ Non-Qualified Stock Option Plan (incorporated by reference to Appendix C to Matria Healthcare, Inc.’s Definitive Proxy Statement filed with the SEC on April 25, 2005).

*5.1	Opinion of Jay McNamara, Esq., Senior Counsel, Corporate & Finance, of the Company.

*23.1	Consent of BDO Seidman, LLP, Independent Registered Public Accounting Firm.

*23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

*23.3	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

*23.4	Consent of Colby & Company, PLC.

23.5	Consent of Jay McNamara, Esq., Senior Counsel, Corporate & Finance, of the Company (included in Exhibit 5.1).

24.1	Power of attorney (contained on the signature page to this registration statement).

*	Filed herewith.